Exhibit 5.1

January 16, 2007

Dynegy Acquisition, Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

Re:	Registration Statement on Form S-4 (Registration No. 333-139221)

Ladies and Gentlemen:

We have acted as counsel to Dynegy Acquisition, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the issuance by the Company of up to 541,750,601 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) pursuant to the Plan of Merger, Contribution and Sale Agreement (the “Merger Agreement”), dated as of September 14, 2006, by and among the Company, Dynegy Inc., an Illinois corporation (“Dynegy”), Falcon Merger Sub Co., an Illinois corporation and a wholly owned subsidiary of the Company (“Merger Sub”), LSP Gen Investors, L.P., a Delaware limited partnership, LS Power Partners, L.P., a Delaware limited partnership, LS Power Equity Partners PIE I, L.P., a Delaware limited partnership, LS Power Associates, L.P., a Delaware limited partnership, and LS Power Equity Partners, L.P., a Delaware limited partnership.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when (i) the Registration Statement has become effective under the Act, (ii) the shareholders of Dynegy have adopted the Merger Agreement and approved the merger in which Merger Sub merges with and into Dynegy (the

Dynegy Acquisition, Inc.

January 16, 2007

“Merger”), as a result of which Dynegy becomes a wholly owned subsidiary of the Company, (iii) the transactions contemplated by the Merger Agreement (the “Merger Agreement Transactions”) have been consummated, (iv) the certificate of incorporation of the Company as to be in effect at the closing of the Merger Agreement Transactions (the “Amended and Restated Certificate”), in substantially the form filed as an exhibit to the Registration Statement, has been filed with the Secretary of State of the State of Delaware, and (v) the Shares have been duly issued and delivered in accordance with the terms and conditions of the Merger Agreement at the effective time of the Merger, the Shares will be duly authorized and validly issued and will be fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the State of Delaware.

B.	This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP